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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Associated Banc-Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

March 13, 2007

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Wednesday, April 25, 2007, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. We will again present an economic/investment update beginning at 10:00 a.m. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment as they affect us as investors. A continental breakfast is planned for 9:00 a.m.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. In the alternative, you may vote your shares via the Internet. Instructions are included with the proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted on the Internet. The Board of Directors joins us in hoping that you will attend.

For your convenience, we are providing space on the proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated Banc-Corp. If you prefer, you may e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

Paul S. Beideman
Chairman and CEO

1200 Hansen Road
Green Bay, Wisconsin 54304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 25, 2007

Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, on Wednesday, April 25, 2007, at 11:00 a.m. (CDT) for the purpose of considering and voting on:

1.	The election of five directors. The Board of Directors’ nominees are named in the accompanying Proxy Statement.

2.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2007.

3.	Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 16, 2007, as the record date for determining the shareholders of Associated Banc-Corp entitled to notice of and to vote at the meeting, and only holders of Common Stock of Associated Banc-Corp of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 13, 2007
YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

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1200 Hansen Road
Green Bay, Wisconsin 54304

PROXY STATEMENT
ANNUAL MEETING — APRIL 25, 2007

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp, hereinafter called “Associated,” to be voted at the Annual Meeting of Shareholders on Wednesday, April 25, 2007, and at any and all adjournments thereof.

Solicitation of proxies by mail is expected to commence on March 15, 2007, and the cost thereof will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and regular employees of Associated may, without extra compensation, solicit proxies by telephone or personal interview. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by three judges of election who are members of the Board and who will determine whether or not a quorum is present. The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

Shareholders are urged to sign, date, and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Shareholders of record can also give proxies using the Internet. The Internet voting procedures are designed to authenticate Associated’s shareholders’ identities, to allow Associated’s shareholders to give their voting instructions, and to confirm that Associated’s shareholders’ instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Associated shareholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such holder’s Associated proxy card and, therefore, should have their Associated proxy card in hand when initiating the session. To vote over the Internet, log on to the website www.proxyvote.com, and follow the simple instructions provided. Instructions are also included on the proxy card.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Such proxies may not be revoked via the Internet. Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees as directors and “FOR” the ratification of selection of KPMG LLP as independent registered public accounting firm.

The Corporate Secretary of Associated is Brian R. Bodager, 1200 Hansen Road, Green Bay, Wisconsin 54304.

Record Date and Voting Securities

The Board has fixed the close of business on February 16, 2007, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its common stock, $0.01 par value (“Common Stock”), of which 127,274,981 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on each matter. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

Corporate Report and Form 10-K Annual Report

The 2006 Corporate Report of Associated and the 2006 Form 10-K Annual Report have been mailed concurrently with this Proxy Statement to shareholders of record. The 2006 Corporate Report and the 2006 Form 10-K Annual Report do not constitute a part of the proxy material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in day-to-day operating details. Members of the Board are kept informed of Associated’s business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and committee meetings by officers of Associated.

Pursuant to the Articles of Incorporation of Associated in effect prior to April 2006, the Board was classified into three classes, as nearly equal in size as possible, with each class of directors serving staggered three-year terms, designated as Class A, Class B, and Class C. Shareholders approved a proposal to eliminate the classification of directors at the April 2006 shareholder meeting. The proposal provided for current directors to complete the term to which they were elected and, thereafter, stand for reelection annually following the expiration of their term. Current Class C directors with terms expiring in April 2007, Messrs. Paul S. Beideman, Robert C. Gallagher, and John C. Meng, are nominated for election at the Annual Meeting to serve as directors for a one-year term to expire in April 2008. Mr. Jack C. Rusch, a Class C director, has elected to retire from the Board of Directors effective as of the 2007 Annual Meeting.

Ms. Eileen A. Kamerick and Dr. Carlos E. Santiago, directors who have served since their appointments to fill board vacancies in March 2007, have been nominated for election at the Annual Meeting to serve as directors for a one-year term to expire in April 2008.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as directors. The five nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Associated’s Corporate Governance Guidelines set forth procedures if a nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

The nominees have consented to serve, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the nominees.

The information presented below is as of March 1, 2007.

Directors Standing for Election; Terms Expiring April 2008

Paul S. Beideman has been Chairman of the Board and CEO of Associated since January 2007. He served as CEO and President of Associated since April 2003. He has served on the Board since July 2003. From 1989 to 2003, he served in various management positions with Mellon Financial Corporation, and in particular, from 1999 to 2003, he was chairman of its Mid-Atlantic Region, and from 1994 to 2002, he was the Executive Vice President, Retail Financial Services. He has been President and a director of Associated Bank, National Association, a subsidiary of Associated, since July 2003. Age: 57.

Robert C. Gallagher has been a director of Associated since January 1982. He was appointed Lead Director in January 2007. Prior to that time, he has served as non-executive Chairman of the Board of Associated since April 2003 and he served as Chairman, President, and CEO of Associated from January 2003 to April 2003. He served as President and CEO of Associated from April 2000 to January 2003, as President and Chief Operating Officer of Associated from October 1998 to April 2000, as Vice Chairman of Associated from July 1996 to April 1999, and as Executive Vice President from January 1982 to April 1999. Mr. Gallagher also serves as a director of WPS Resources Corporation, now known as Integrys Energy Group, Inc. Age: 68.

Eileen A. Kamerick has been a director of Associated since March 2007. She has served as Executive Vice President, CFO and Chief Administrative Officer of Heidrick & Struggles International, Inc., an executive search and leadership consulting firm, since June 2004. Prior to joining Heidrick & Struggles, she served as Executive Vice President and CFO of Bcom3 Group, Inc., parent company of Leo Burnett and Starcom Media from 2001 to 2003. From 2000 to 2001, she served as Executive Vice President and CFO of United Stationers, Inc., a wholesale distributor of business products. She serves on the boards of directors of The ServiceMaster Company and Westell Technologies, Inc. Age: 48.

John C. Meng has been a director of Associated since January 1991. He has served as Chairman of the Board of Schreiber Foods, Inc., Green Bay, Wisconsin, since October 1999. Schreiber Foods, Inc. markets cheese products to the food service industry and national retailers. He has served as a director of Schreiber Foods, Inc. since 1978 and as an officer since 1974, including Chairman, President, and CEO from May 1999 to October 1999, President and CEO from December 1989 to May 1999, and President and Chief Operating Officer from 1985 to 1989. Mr. Meng also serves as a director of WPS Resources Corporation, now known as Integrys Energy Group, Inc. Age: 62.

Carlos E. Santiago has been a director of Associated since March 2007. He is the seventh Chancellor of the University of Wisconsin Milwaukee. Chancellor Santiago holds the academic rank of Professor of Economics at the University. He formerly held the position of Provost and Vice President of Academic Affairs at the University of Albany, State University of New York and functioned as the Chief Operating Officer of the campus. He is the founding co-editor of the Latino Research Review and has served as a member of the U.S. Congressional Hispanic Caucus International Relations Advisory Group and as a member of the Board of Consulting Economists for Hispanic Business Magazine. Age: 54.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the election of Ms. Kamerick and Messrs. Beideman, Gallagher, Meng, and Santiago to the Board of Directors.

Affirmative Determinations Regarding Director Independence

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and the continuing directors under the corporate governance rules of the Nasdaq Stock Market LLC (“NASDAQ”). The Board has determined that all of the nominees and continuing directors are independent under the NASDAQ corporate governance rules, except for Mr. Beideman, Chairman and CEO of Associated. Mr. Beideman is not independent because of his service as an executive officer of Associated and not due to any other transactions or relationships.

Directors Continuing in Office
Class A Directors; Terms Expiring April 2008

Ruth M. Crowley has been a director of Associated since February 2004. She is the President of Motorsports Authentics, a merchandise retailer for Speedway Corporation and Speedway Motorsports, Inc. since March 2006. She was Vice President, General Merchandise, of Harley-Davidson, Inc. from 2000 to February 2006. From 1998 to 2000, she was Senior Vice President — Retail and Recreation Group, of Universal Studios in California, and has held management positions in many sectors of the retail industry since 1985. Age: 47.

William R. Hutchinson has been a director of Associated since April 1994. He is President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and has held the positions of Vice President, Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 through January 1999. He was a director of Associated Bank Chicago, a former wholly owned subsidiary of Associated, from 1981 to June 2005. Mr. Hutchinson also serves as an independent director of 45 open- and closed-end funds in the Legg Mason Inc. Fund Complex. Age: 64.

Richard T. Lommen has been a director of Associated since October 2004. He has been President of Courtesy Corporation, a McDonald’s franchisee, located in La Crosse, Wisconsin, since 1968. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp, which was acquired by Associated in October 2004, since April 2002. Age: 62.

John C. Seramur has been a director of Associated since October 1997. He is presently retired. He was President, CEO, and Chief Operating Officer of First Financial Corporation, a thrift holding company that merged with Associated in 1997, and its subsidiary, First Financial Bank, from 1966 to 1998. Mr. Seramur also serves as a director of Vita Food Products, Inc. and a director of Associated Trust Company, National Association, a wholly owned subsidiary of Associated. Age: 64.

Class B Directors; Terms Expiring April 2009

Karen T. Beckwith has been a director of Associated since April 2004. She is President and CEO of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota. She joined Gelco in 1999 as the CFO of Gelco Information Network; she then served as Chief Operating Officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its President and CEO in 2001. Before joining Gelco, she was with Ceridian Corp. for four years, most recently as Senior Vice President for business development and integration with Ceridian Employer Services. She serves on the board of directors of CNS, Inc., the makers of Breathe Right Nasal Strips and other health-related products, and on the board of H-G Holdings Inc., the parent company of Gelco. Age: 47.

Ronald R. Harder has been a director of Associated since July 1991. He has served as the CEO of Jewelers Mutual Insurance Company, Neenah, Wisconsin, since 2005, and the President and CEO since 1982 and has been an officer since 1973. Jewelers Mutual Insurance Company is a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals. Age: 63.

J. Douglas Quick has been a director of Associated since July 1991. He has been President and CEO of Lakeside Foods, Inc., Manitowoc, Wisconsin, since 1986. Lakeside Foods, Inc. is a food processor of a diverse line of food products sold throughout the United States and the world. Age: 60.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Committees and Meeting Attendance

The Board held six meetings during 2006. All of the current directors who served on the Board during 2006 attended at least 90% of the total number of meetings of the Board and its committees of which they were members. The Board convened an executive session of its independent directors at three of its regular board meetings held in 2006. The Board has adopted Corporate Governance Guidelines, including a Code of Ethics for Directors and Executive Officers, which can be found on Associated’s website at www.associatedbank.com, “About Associated,” “Investor Relations,” “Corporate Governance.” Associated’s executive officers, as employees of Associated, are also subject to the Associate Code of Conduct.

The Audit Committee of the Board of Directors (the “Audit Committee”), composed of Ms. Beckwith and Messrs. Harder (Chairman) and Hutchinson, all of whom are outside directors who meet the independence requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ corporate governance rules, held ten meetings during 2006. The Audit Committee reviews the adequacy of internal accounting controls, reviews with the independent registered public accounting firm its plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have free access to the Audit Committee at any time. The Charter of the Audit Committee can be found on Associated’s website at www.associatedbank.com, “About Associated,” “Investor Relations,” “Corporate Governance.”

The Compensation and Benefits Committee of the Board of Directors (the “Compensation and Benefits Committee”), composed of Ms. Crowley and Messrs. Meng (Chairman) and Seramur, all of whom are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held five meetings in 2006. The Compensation and Benefits Committee’s functions include, among other duties directed by the Board, administration of Associated’s executive compensation and employee benefit programs. The Charter of the Compensation and Benefits Committee can be found on Associated’s website at www.associatedbank.com, “About Associated,” “Investor Relations,” “Corporate Governance.”

The Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”), composed of Messrs. Lommen and Quick (Chairman), both of whom are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held four meetings in 2006. The Corporate Governance Committee’s functions include corporate governance oversight, review and recommendation for Board approval of Board and committee charters and the Code of Ethics for Directors and Executive Officers. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Charter of the Corporate Governance Committee can be found on Associated’s website at www.associatedbank.com, “About Associated,” “Investor Relations,” “Corporate Governance.”

The Corporate Development Committee of the Board of Directors (the “Corporate Development Committee”), composed of Messrs. Beideman (Chairman), Gallagher, Hutchinson, and Seramur, two of whom (Messrs. Hutchinson, and Seramur) are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held two meetings in 2006. The Corporate Development Committee’s functions include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities. The charter of the Corporate Development Committee can be found on Associated’s website at www.associatedbank.com, “About Associated,” “Investor Relations,” “Corporate Governance.”

It is Associated’s policy that all of Associated’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2006 Annual Meeting of Shareholders and all of the other directors attended the 2006 Annual Meeting of Shareholders.

Director Nominee Recommendations

The Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of director characteristics, experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304 that sets forth (i) the name, address (business and residence), date of birth, and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (ii) the number of shares of Common Stock beneficially owned (as defined by Section 13(d) of the Exchange Act) by each such proposed nominee; (iii) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (iv) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Common Stock beneficially owned (as defined by Section 13(d) of the Exchange Act) by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Associated.

Communications Between Shareholders and the Board of Directors

Associated’s Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2006, a corporation of which Mr. Meng is chairman of the board and a partnership in which Mr. Seramur has an interest had loans with Associated’s subsidiary bank. See “Related Person Transactions” below. There are no other interlocking relationships as defined by the rules adopted by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following is a list of names and ages of executive officers of Associated indicating all positions and offices held by each such person and each such person’s principal occupation(s) or employment during the past five years. Officers are appointed annually by the Board of Directors at the meeting of directors immediately following the annual meeting of shareholders. There are no family relationships among these officers nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. No person other than those listed below has been chosen to become an executive officer of Associated.

Paul S. Beideman serves as Chairman and CEO and as a director of Associated. He also serves as the Chairman and President of Associated Bank, National Association (a subsidiary of Associated). He served as President and CEO from April 2003 to January 2007. From 1999 to April 2003, he served as Chairman of Mellon Financial Corporation’s Mid-Atlantic Region and from 1994 to 2002 also served as their Executive Vice President, Retail Financial Services. He was first elected an executive officer of Associated on April 23, 2003. Age: 57.

Lisa B. Binder serves as President and Chief Operating Officer of Associated. She held the position of Group Executive Vice President of Citizens Financial Group, Inc., a $164 billion commercial bank holding company wholly owned by The Royal Bank of Scotland Group plc., from December 2001 to October 2006. She served as director of retail banking for Citizens Mid-Atlantic and Midwest Regions. Prior to that time, she held various executive positions at Citizens and Mellon Financial. She was first elected an executive officer of Associated on January 29, 2007. Age: 49.

David A. Baumgarten serves as Executive Vice President, Regional Banking, of Associated and Associated Bank, National Association. He also serves as a director of Associated Bank, National Association, and a director of Associated Financial Group, LLC (a subsidiary of Associated Bank, National Association). He has also served as Regional President of the Bank’s Southeast region from May 2001 to the present. He was first elected an executive officer of Associated on December 15, 2005. Age: 55.

Brian R. Bodager serves as Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary of Associated and Associated Bank, National Association. He also serves as a director of Associated Bank, National Association, and Executive Vice President, Secretary, and director of Associated Trust Company, National Association (wholly owned subsidiaries of Associated). He is also a director of the following subsidiaries and affiliates of Associated: Associated Financial Group, LLC, Associated Investment Services, Inc., Associated Wisconsin Investment Corp., Associated Minnesota Investment Corp., Associated Illinois Investment Corp., Associated Wisconsin Real Estate Corp., Associated Minnesota Real Estate Corp., Associated Illinois Real Estate Corp., First Enterprises, Inc., First Reinsurance, Inc., Banc Life Insurance Corporation, Associated Mortgage Reinsurance, Inc., Associated Risk Group, LLC, Associated Banc-Corp Founders Scholarship Fund, and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on July 22, 1992. Age: 51.

Judith M. Docter serves as Executive Vice President, Director, Human Resources, of Associated and Associated Bank, National Association. She is also a director of Associated Bank, National Association and Associated Financial Group, LLC. She was Senior Vice President, Director of Organizational Development, for Associated from May 2002 to November 2005. From March 1992 to May 2002, she served as Director of Human Resources for Associated Bank, National Association, Fox Valley Region

and Wealth Management. She has worked in the human resource profession for more than 27 years, including 15 years with Associated. She was first elected an executive officer of Associated on November 10, 2005. Age: 46.

John P. Evans serves as Executive Vice President, Commercial Banking, of Associated and Associated Bank, National Association. From April 2004 to December 2004, he was Senior Vice President, Business Banking of Associated and Regional President of Associated Bank, National Association, and from August 1993 to April 2004, he was Regional President of the North Region of Associated Bank, National Association. He currently serves as a director of Associated Bank, National Association, and Riverside Finance, Inc., wholly owned subsidiaries of Associated. He was first elected an executive officer of Associated on April 28, 2004. Age: 57.

Gordon C. King serves as Executive Vice President, Chief Credit Officer, of Associated and Associated Bank, National Association. From 1996 to October 2001, he was the Senior Vice President and Credit Administration Manager of Associated Bank Milwaukee (a former subsidiary of Associated). He is a director of Associated Bank, National Association, and Associated Commercial Finance, Inc., wholly owned subsidiaries of Associated. He was first elected an executive officer of Associated on January 22, 2003. Age: 45.

Nancy A. Maas serves as Executive Vice President, Chief Marketing Officer, of Associated and Associated Bank, National Association. She serves as a director of Associated Bank, National Association. From 1998 to March 2005, she was with a Milwaukee-based bank holding company as Senior Vice President and Director of Corporate Marketing. She was first elected an executive officer of Associated on April 27, 2005. Age: 47.

Mark J. McMullen serves as Executive Vice President, Director, Wealth Management, of Associated and Associated Bank, National Association. He is also a director of Associated Bank, National Association; Chairman and CEO of Associated Trust Company, National Association; Chairman of the Board of Associated Investment Services, Inc.; and Chairman of the Board of Associated Financial Group, LLC (a subsidiary of Associated Bank, National Association). He is also a director of ASBC Investment Corp. (a subsidiary of Associated Bank, National Association). He was first elected an officer of Associated on June 2, 1981, and an executive officer of Associated on April 25, 2001. Age: 58.

Arthur E. Olsen, III serves as the Executive Vice President, General Auditor, of Associated. He was first elected an executive officer of Associated on July 28, 1993. Age: 55.

Mark D. Quinlan serves as Executive Vice President and Chief Information Officer, Director of Operations and Technology, of Associated and Associated Bank, National Association. From November 2004 to November 2005, Mr. Quinlan served in a consultative role for an Ohio bank as the interim Chief Technology Officer. He was Chief Information Officer for an Ohio-based insurance and investment firm from 2001 to 2003 and an Ohio-based financial institution from 2003 to 2004. He was an executive officer of an Ohio-based bank from 1995 to 2001. He was first elected an executive officer of Associated on November 10, 2005. Age: 46.

Teresa A. Rosengarten serves as Executive Vice President, Retail Banking, of Associated and Associated Bank, National Association. From October 2000 to September 2003, she was the Treasurer of Associated. She serves as a director of Associated Bank, National Association. She was first elected an executive officer of Associated on October 25, 2000. Age: 46.

Joseph B. Selner serves as Executive Vice President, CFO, of Associated and Associated Bank, National Association. He is a director of Associated Bank, National Association, Associated Trust Company, National Association, Associated Investment Services, Inc., ASBC Investment Corp., Associated Wisconsin Real Estate Corp., Associated Minnesota Real Estate Corp., Associated Illinois Real Estate Corp., First Enterprises, Inc., First Reinsurance, Inc., Banc Life Insurance Corporation, Associated Banc-Corp Founders Scholarship Fund, and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on January 25, 1978. Age: 60.

Gordon J. Weber serves as Executive Vice President, Corporate Banking, of Associated and Associated Bank, National Association. He also is a director of Associated Bank, National Association, Associated Trust Company, National Association, and Riverside Finance, Inc. From 1973 to April 2001, he was the President, CEO, and a director of former subsidiary banks of Associated. He was first elected an executive officer of Associated on April 25, 2001. Age: 59.

STOCK OWNERSHIP

Security Ownership of Beneficial Owners

As of February 28, 2007, Associated Trust Company, National Association, a wholly owned subsidiary of Associated, was, in a fiduciary capacity, the beneficial owner of 7,694,787 shares of Common Stock, constituting 6.04% of Associated’s outstanding shares entitled to vote. Such ownership is in the capacity of fiduciary with voting and/or investment power. As a result, Associated may be deemed to indirectly beneficially own such shares. As of December 31, 2006, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors, NA, Barclays Global Fund Advisors, and Barclays Global Investors, Ltd., Barclays Global Investors Japan, Limited, were the beneficial owners in the aggregate of 7,098,981 shares of Common Stock, constituting 5.58% of Associated’s outstanding shares entitled to vote. No other person is known to Associated to own beneficially more than 5% of the outstanding shares entitled to vote. The information set forth below is reflective of the foregoing.

	Amount and Nature
	of Beneficial
	Ownership		Percent
Name and Address	(1)(2)		of Class

Associated Trust Company, National Association 1200 Hansen Road Green Bay, Wisconsin 54304	7,694,787	(3)	6.04%
Barclays Global Investors Japan Trust and Banking Company Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan	7,098,981	(4)	5.58%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)	In its capacity as fiduciary, the beneficial holder exercises voting power where authority has been granted. In other instances, the beneficial holder solicits voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

(3)	In the capacity of fiduciary, included are 6,484,022 shares with sole voting power; 66,061 shares with shared voting power; 7,346,230 shares with sole investment power; and 348,557 shares with shared investment power.

(4)	In the capacity of fiduciary, included are 6,524,921 shares with sole power to vote or direct the vote and 7,098,981 shares with sole power to dispose or direct the disposition.

Security Ownership of Directors and Management

Listed below is information as of February 28, 2007, concerning beneficial ownership of Common Stock for each director and Named Executive Officer (defined below) and by directors and executive officers as a group, and is based in part on information received from the respective persons and in part from the records of Associated.

	Amount and Nature
	of Beneficial	Shares Issuable	Percent
Name of Beneficial Owner	Ownership(1)	Within 60 Days(2)	of Class

Directors
Karen T. Beckwith	530	0	*
Paul S. Beideman	438,185	321,600	*
Ruth M. Crowley	1,990	0	*
Robert C. Gallagher	754,951	328,230	*
Ronald R. Harder	18,498	2,722	*
William R. Hutchinson	34,306	0	*
Eileen A. Kamerick	0	0
Richard T. Lommen	132,067	16,764	*
John C. Meng	67,122	11,466	*
J. Douglas Quick	59,395	11,466	*
Jack C. Rusch	97,759	0	*
Carlos E. Santiago	0	0
John C. Seramur	435,831	11,466	*
Named Executive Officers
Gordon J. Weber	484,565	308,265	*
Joseph B. Selner	460,845	312,113	*
Mark J. McMullen	435,265	295,873	*
David A. Baumgarten	186,778	165,248

All Directors and Executive Officers as a group (26 persons)	4,793,898	2,709,839	3.69%

*	Denotes percentage is less than 1%.

(1)	Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the names of a trust or by minor children. Shares include service-based restricted stock and performance share awards, as well as shares issuable within 60 days of February 28, 2007.

(2)	Shares subject to options exercisable within 60 days of February 28, 2007.

Directors’ Deferred Compensation Plan

In addition to the beneficial ownership set forth in the table above, the following non-employee directors have an account with the balances set forth below in the Directors’ Deferred Compensation Plan. The dollar balances in these accounts are also expressed daily in units of common stock of Associated based on its daily closing price. The balances are counted by Associated toward the non-employee holding requirements under the stock ownership guidelines. The units are nonvoting. See “Executive Compensation — Directors Deferred Compensation Plan.”

		Equivalent Number
	Account Balance at	of Associated
Director	February 28, 2007	Common Shares(1)

Karen T. Beckwith	$113,526	3,283
Ruth M. Crowley	130,125	3,763
Robert C. Gallagher	113,526	3,283
Ronald R. Harder	153,086	4,427
William R. Hutchinson	153,086	4,427
Richard T. Lommen	122,206	3,534
John C. Meng	298,910	8,644
J. Douglas Quick	153,086	4,427
Jack C. Rusch	80,606	2,331
John C. Seramur	138,078	3,993

(1)	Based on the closing price of $34.58 of Associated common stock at February 28, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Nature and Structure of Compensation Administration

Associated’s Compensation and Benefits Committee (the “Committee”) of the Board of Directors is responsible for all compensation, including equity compensation, of Associated’s Named Executive Officers (“NEOs”). The Committee was formed in July 2005 in connection with the reorganization of the responsibilities of Associated’s Administrative Committee and consists of Ms. Crowley, Mr. Meng (Chairman), and Mr. Seramur. The Committee sets the strategic direction for Associated’s executive compensation policies and programs and helps ensure management’s execution and compliance with that strategic direction. It also oversees administration of certain compensation and benefit arrangements described in this Proxy Statement. It sets the compensation of the Chief Executive Officer (the “CEO”) and establishes compensation ranges for the other NEOs. The CEO exercises discretion to set compensation for those executives within those ranges.

The Committee has the sole authority to hire compensation consultants to evaluate the compensation of the executive officers of Associated. It retained Mercer Human Resource Consulting, Inc. (the “Consultant”), an independent compensation consultant, to provide data regarding compensation practices of financial institutions and to make recommendations relative to Associated’s executive compensation levels and methods. The Consultant prepared and presented a report to the Committee at its December 2006 meeting for purposes of assisting the Committee in making compensation decisions with respect to 2006 annual incentive bonuses, incentive compensation plans, other employee benefit plans, and 2007 base salaries and equity awards.

Competitive compensation levels considered by the Consultant in making its recommendations to the Committee are based upon the results of several compensation surveys and a peer group analysis. The analysis of the survey data accounts for differences in corporate size, business lines, date of data collection, and executive position responsibilities. The peer group used in 2006 consisted of 22 publicly traded bank holding companies1 that were of a similar asset size ($12 billion to $57 billion in assets) and are engaged in similar lines of business as Associated. The median size of this group was $26.8 billion in assets compared to Associated’s $21.1 billion in assets at the time the peer group was constructed utilizing second quarter 2006 data. Associated management provided input as to the constituents of this peer group. The 2006 group includes 20 holding companies that were also used in the previous peer group in 2005, nine of which are in the NASDAQ bank index. This peer group is used for comparison of compensation levels for the NEOs and for comparing Associated’s business performance to demonstrate pay-for-performance, and other pay practices. Management, in particular the CEO and the Director of Human Resources, interacts with the Consultant and the Committee providing information, including the current compensation structure and details regarding compensation, assessments of executive performance, and descriptions of the job responsibilities of executive officers.

Objectives of the Compensation Program

The objectives of the compensation program are to provide a balanced competitive total compensation program aligned with several goals. These goals include the ability to attract, retain and motivate high-quality executives; reward individual actions and behaviors that support the mission, business strategies

[1]	Amsouth Bancorporation
BOK Financial Corporation
City National Corporation
The Colonial BancGroup, Inc.
Comerica Incorporated
Commerce Bancorp, Inc
Commerce Bancshares, Inc.
Compass Bancshares, Inc.First Horizon National Corporation
Fulton Financial Corporation
Huntington Bancshares Incorporated
M & T Bank Corporation
Marshall & Ilsley Corporation
Mercantile Bankshares Corporation
Sky Financial Group Inc.The South Financial Group Inc.
Synovus Financial Corp
TCF Financial Corporation
TD Banknorth Inc.
Valley National Bancorp
Webster Financial Corp.
Zions Bancorporation

and performance-based culture which focuses on the enhancement of shareholder value; and maintain a total compensation program that reflects the performance of Associated while ensuring competitive compensation positioned within peer group market ranges.

The compensation program for the NEOs includes: (1) annual base salary, (2) annual incentive bonuses, (3) long-term incentive and equity awards, (4) pension benefits, and (5) perquisites. Associated’s policy is to set base salaries for executive officers generally near the median level for executives having comparable responsibility for financial institutions of comparable size. This is important because Associated competes with such organizations for the services of its executives and compares its financial performance to those organizations. For the annual incentive bonuses and long-term incentive awards, Associated designs the plans to pay at median pay levels for similar positions when incentive targets are met. If the targets are exceeded, the plan design allows for total compensation levels to be at or above the 75th percentile of the peer group companies. If targets are not met, the executive’s total compensation may be below the median and approach the 25th percentile of peer group companies.

Annual incentive bonuses have been based on Associated’s annual overall and business unit financial performance goals and individual goals and may include discretionary factors. The financial goals have focused on improvement in earnings per share (“EPS”), return on equity, return on assets, loan quality, and expense control. Specific goals are set on an individual basis for each executive officer to reflect differences in responsibilities and other relevant factors. The primary financial measurement that is a part of each executive’s annual incentive bonus has been growth in EPS.

Longer-term incentive compensation may include stock option awards, service-based restricted stock, performance-based restricted stock, and a multi-year performance cash component. Longer-term incentive compensation is intended to directly relate a portion of the executive officer’s compensation to stock price appreciation realized by Associated’s shareholders, enhance retention of key executives, build ownership of Associated stock, and align compensation with stock performance results over a multi-year period.

Associated’s pension program, which includes the Retirement Account Plan (“RAP”), the Associated Banc-Corp 401(k) Profit Sharing and Employee Stock Ownership Plan (the “401(k) Plan”) and the Supplemental Executive Retirement Plan (the “SERP”), provides post-retirement income to the NEOs.

The perquisites offered during employment, described below, complete the competitive total compensation program.

Late in 2006, the Committee, working closely with the Consultant, recognized that the EPS goals set for the year under its various plans and compensation programs were too aggressive compared to the performance of Associated’s peer banks and the industry in general. Accordingly, the plans which base payment on EPS goals (the Associated Banc-Corp Incentive Compensation Plan, the annual incentive bonus program and the Associated Banc-Corp 401(k) Profit Sharing and Employee Stock Ownership Plan (the “401(k) Plan”)) were expected to have substantially lower-than-projected account contributions or payout for 2006. In order to maintain compensation at competitive levels, the Committee implemented certain incentive compensation changes, which are described in “Incentive Compensation Changes Beginning in 2007” below.

The Elements of Executive Compensation

Short Term

Base Salary — Associated’s objective is to pay a base salary that is competitive with that of peer companies to reward performance and to enable it to attract and retain the top talent that Associated needs to manage and expand its business. Base salary is set each year taking into account both market compensation data, the Consultant’s recommendations, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are market-based and typically effective in the first quarter of each year.

Annual Incentive Bonus — Annual incentive bonuses are designed to encourage achievement of business unit and corporate goals, including (1) sales and revenue growth, (2) improving quality of earnings, (3) developing a unified performance culture, (4) tightly managing expenses, and (5) governance and compliance excellence; to reward team and individual performance at a level consistent with shareholder rewards; to maintain a total compensation program that reflects the performance of Associated and that is competitive with its peers; and to provide internal equity for incentive payments based upon the entire company, unit, and individual performance against established goals. While the primary intent of the bonus is to incent achievement of Associated’s business goals, it is also intended to motivate and retain talent. All annual incentive bonuses are fully discretionary and must be approved by the Committee. Through 2006, the annual incentive bonus goals for the CEO included only an EPS measure (target level of 9.5% growth in Associated’s EPS) intended to maintain the executive’s focus on the best interest of the shareholders, and for the NEOs, who are each responsible for managing a business unit within Associated, also a unit component, determined by their respective business unit’s performance against profit and expense goals to reflect the unit’s contribution to Associated’s earnings margin. In addition, the Committee may use discretionary factors to enhance or reduce the business unit’s incentive payment to achieve a balance among Associated financial performance measures, individual performance, and discretionary qualitative factors. Examples of such factors include loan quality and growth, deposit growth, fee income, cross-selling effectiveness, community outreach, and performance on other unit objectives. The annual incentive bonus target is set as a percentage of the executive’s base salary. The target percentage is 100% of base salary for the CEO and 50% of base salary for the other NEOs, which is designed to compensate at the median level for similar positions in peer companies when target goals are achieved.

Long Term

Overview

Long-term incentive compensation is paid in several forms through the Associated Banc-Corp Incentive Compensation Plan (cash awards) and the 2003 Long-Term Incentive Plan (equity awards). Generally, for the CEO for 2006, the Committee intended that the potential target value of each of the four elements of long-term compensation described below be equally divided among stock option awards, service-based restricted share awards, performance-based restricted share awards, and a long-term cash component. Beginning in 2007, the long-term compensation program for all of the NEOs is structured to include equal target values of stock option awards, service-based restricted share awards, and a long-term cash component. This changed structure of awards for the CEO was recommended to the Committee by the Consultant for several reasons. First, the January 2005 Performance Shares Grant Agreement for the CEO was structured to measure performance through December 31, 2007. Therefore, without amendment, 2007 is the last year of performance share grant opportunity. Second, the Consultant recommended that similar compensation structures provide greater cohesiveness and alignment of focus between the CEO’s and NEOs’ objectives, ensuring the overall compensation philosophy is maintained. Additionally, under the terms of the Performance Shares Grant Agreement, performance-based restricted shares were not earned in 2006, and are at risk to be earned in 2007.

Equity Awards

Stock Options — Stock option grants fulfill several different purposes. First, they reward the prior year’s performance because the number of shares granted varies based on the Committee’s assessment of individual and business performance in the prior calendar year. Second, the stock option grant functions as a long-term incentive; over time, the value of the grant should increase as the performance of the business improves. Third, the annual vesting of option grants provides a retention benefit to Associated. Stock option grants for the CEO are determined by the Committee. For the other NEOs, the number of options granted is recommended by the CEO and subject to approval by the Committee. Options may be exercised in accordance with defined vesting set forth in the option award agreements approved by the Committee. Generally, those agreements provide for vesting over a three-year period; however, the

January 2005 stock option grant fully vested on June 30, 2005, and the December 2005 stock option grant (which was made in lieu of a January 2006 grant) provided for immediate vesting in anticipation of the impact of the Financial Accounting Standards Board’s Statement, “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments to employees, including stock option grants, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period and which, for Associated, became effective on January 1, 2006. All stock options granted to date require that except in the event of retirement, options be exercised during employment. Options granted in July 1999 under the 1999 Non-Qualified Stock Option Plan, and options granted prior to 1999 under the Amended and Restated Long-Term Incentive Plan, may be exercised during the entire term of the option in the event of retirement. Otherwise, all options must be exercised within one year of retirement. All stock options granted to date vest on a change in control of Associated.

Performance-Based Restricted Shares (“Performance Shares”) — Performance Shares are a form of restricted stock grant in which shares are earned, or eligible to have restrictions lapse, based upon the achievement by Associated of EPS objectives, thus rewarding performance. Except in the event of death, disability, retirement or termination without cause, the recipient must be employed at the end of the entire performance period for restrictions to lapse. Thus, both performance and service requirements must be met for restrictions to lapse. Only the CEO has received grants of Performance Shares. All restrictions on Performance Shares granted to date lapse on a change of control of Associated.

Service-Based Restricted Shares (“SBRS”) — SBRS grants are a form of restricted stock grant for which the restrictions lapse solely by the passage of time during employment. The primary purpose of SBRS grants is to increase the ownership of Associated stock by the executive. A secondary purpose is attraction and retention of talent, as SBRS grants increase the value of the total compensation program. Although not intended as an incentive to directly drive behaviors, SBRS grants also provide some incentive for the executive to improve earnings and share value as improvements in financial performance may lead to stock appreciation and enhanced value of the dividends awarded over time. The SBRS grants assist the executive to achieve Associated’s stock ownership requirements for executives. SBRS have been granted to all of the NEOs. The number of shares made available for grant reflects the aggregate of the targeted percentages of base pay of the recipients. The percentage for Mr. Beideman was 50%, and the other NEOs, 60%. The Committee has discretion to allocate shares among the recipients to reflect business and individual performances, as well as the executive’s compensation in relation to the market. SBRS grants to the CEO are determined by the Committee. The CEO makes recommendations for SBRS grants to the other NEOs which are subject to review and approval by the Committee. Generally, restrictions lapse as to 34% of the shares upon the first anniversary following the date of grant, and as to 33% of the shares on each of the second and third anniversary following the date of grant. An SBRS recipient must be employed on the vesting date or the shares are forfeited. All restrictions on SBRS granted to date vest on a change of control of Associated.

Granting Policies and Practices.  Grants of equity based awards (i.e., stock options, Performance Shares, SBRS) are generally made at the first Committee meeting of each year. Associated’s practice is to establish the option exercise price at the closing price of Associated’s stock at the date of the grant.

Associated Banc-Corp Incentive Compensation Plan (Cash Award)

The Associated Banc-Corp Incentive Compensation Plan provides a potential cash award based upon Associated’s EPS results against the targeted EPS for a multi-year performance period, modified relative to performance of an industry peer group. A new multi-year plan cycle begins each year and performance is measured at the end of each multi-year performance period. Therefore, the participating executives may realize a payment from this program each year if Associated is successful in achieving the goals of the program for the multi-year period ending in that year.

For performance periods beginning prior to 2007, the CEO’s target award has been set at 55% of base salary, and the target award for the other NEOs has been 60% of base salary. The base salary utilized for this calculation is the base salary at the beginning of each performance period. The threshold for payment is an 80% goal achievement level (for the 2004-2006 award cycle, 8% compounded 3-year growth in EPS). At 80% of goal achievement, the payment would be 50% of target. For the performance period beginning in 2006, the target payment is earned if 100% of goals are achieved. A maximum payment of 175% of target will be paid if the goal is exceeded by at least 120%, and the maximum peer group modifier is applied.

The plan provides that under certain circumstances, the Committee may approve adjustment of the fully diluted EPS results for part or all of extraordinary gains or losses for the year. Examples of such adjustments would be gain or loss from the disposal of a business segment, restructuring charges relative to mergers and acquisitions, unusual or infrequently occurring events and transactions and cumulative effects of changing accounting principles.

Awards are increased or reduced based upon a “peer group modifier,” which measures Associated’s EPS growth relative to that of a peer group which, for performance periods beginning prior to 2007, has been defined as the top 50 banks reported by SNL Financial as of the end of the performance period, excluding the top 10 largest banks in this group and excluding any companies with a mix of business which is not principally commercial banking (those with non-interest revenues that are equal to or exceed 70% of operating revenues). If Associated’s performance is at or below the first quartile of the peer group, the long-term cash bonus is reduced to 75% of its calculated value. Performance that puts Associated between the 25th and 45th percentile will reduce the award to 90%, between the 45th and 55th percentile will not affect the long-term cash award, and performance between the 55th and 75th percentile of the peer group will increase the cash award to 110%. Finally, if Associated’s performance is at or above the 75th percentile of the peer group, the cash award is increased to 125% of original value.

Upon a change in control of Associated, if the Committee determines that the performance goals are satisfied or likely to be satisfied, an award, prorated for the portion of the performance period that has elapsed, is payable.

This plan will be modified for 2007 and thereafter. The changes are described in “Incentive Compensation Changes Beginning in 2007” below.

Incentive Compensation Changes Beginning in 2007

At its meeting in January 2007, the Committee set forth performance goals for the annual incentive bonus and the Associated Banc-Corp Incentive Compensation Plan (cash award). With the assistance of the Consultant, the Committee determined the plans’ goals for prior performance periods were unrealistic when considered from the perspective of the market as a whole, and a plan design that focused narrowly on one criterion, EPS. The Committee, upon the recommendation of the Consultant, made a number of changes to Associated’s incentive plans to keep the program balanced and in alignment with overall stated compensation goals.

Annual Incentive Bonus Program Changes

Prior to 2007, annual bonus awards were based substantially on corporate performance goal (EPS growth goal), and for some executives, to a lesser extent, a business unit performance goal. For 2007 and beyond, the corporate performance goal has been expanded to include the following measures and relative weighting of those measurements: (a) EPS growth — 60%, (b) Revenue Growth — 20%, (c) Asset Quality — 10%, and (d) Expense Control — 10%, as multiple measures reflect total performance better than any single measure, and the specific measures chosen tend to correlate well with stock price appreciation.

Associated Banc-Corp Incentive Compensation Plan Changes

Based on Associated’s failure to achieve the EPS growth goal, no cash incentive compensation under this plan was earned or paid for the 2004-2006 award cycle, and the award cycle for 2005-2007 is highly unlikely to provide any incentive compensation. Based upon the Consultant’s recommendations, the

Committee made several modifications for the 2007-2009 plan cycle in order to maintain Associated’s ability to retain its executive talent, and to ensure that the total targeted compensation reflects the performance of Associated while remaining competitively positioned among the peer companies. The goal for this plan remains solely EPS. With the assistance of the Consultant, Associated has adopted a uniform group of peer companies against which it will compare itself, both for compensation purposes and performance measurement purposes. The peer group is comprised of 22 publicly traded banking corporations, the median size of which approximately mirror the asset size and business lines of Associated (See footnote 1 to “Nature and Structure of Compensation Administration”). The plan goals have been adjusted to more closely reflect the competitive environment of the stated peer group. In the prior formula for this plan, the “peer group modifier” applied to increase or decrease an award only if there was an underlying award based on performance against goal. Going forward, if the EPS growth is at or above the 50th percentile of the peer group, an award may be made in accordance with stated parameters, even though the primary EPS growth goal is not met. Also, the “peer group modifier,” which previously ranged from a potential decrease of 25% to an increase of 25%, was modified to provide for a potential decrease of 50% to a potential increase of 50%.

The Committee also established an additional 2007-2008 award cycle, which offers the potential of award compensation at 2/3 of the level available under the 2007-2009 award cycle (because the performance period is two rather than three years), and adopted limitations to ensure that under no circumstances will the combination of outstanding awards under the 2005-07, 2006-08 and 2007-08 award cycles exceed the maximum that could have been earned under the combined 2005-07 and 2006-08 award cycles.

Deferred Compensation Plan

Associated maintains a nonqualified deferred compensation plan to permit certain employees to defer current compensation to accumulate additional funds for retirement. During 2006, three of the NEOs (Mr. Beideman, Mr. Weber and Mr. Baumgarten) participated in the plan. The plan allows eligible employees to defer up to 50% of base salary and up to 100% of cash incentive compensation. The participant receives payment of deferred amounts in lump sum, five-year or ten equal annual installments beginning six months following the participant’s retirement or termination date pursuant to a distribution election made prior to the commencement of deferrals. Under limited circumstances, the plan will allow for distributions during employment. Each participant may, on a daily basis, specify investment preferences from among fifteen investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Earnings are not supplemented by Associated.

Retirement Plans

All of the NEOs participate in the RAP, the 401(k) Plan, and the SERP.

The RAP is a qualified defined benefit plan with cash balance features, designed to provide participants with a monthly income stream at retirement, with an escalator feature for inflation. A participant is eligible to receive an accrual under the RAP after completing 1,000 hours of service during the plan year after his or her date of hire. Each participant receives an annual accrual of 5% of eligible compensation, subject to the IRS annual limitation which was $220,000 in 2006. A participant fully vests in the accrued benefit at normal retirement (age 65) or upon death or disability while employed by Associated, and in accordance with the plan’s vesting schedule, which provides for 50% vesting at 3 years, 75% vesting at 4 years, and 100% vesting at 5 years of credited service. The CEO is 75% vested in the RAP; the other NEOs are fully vested. Participants may be eligible to receive an early retirement benefit at age 55. The early retirement benefit reflects a reduction from a normal benefit at 2/12 of 1% for each month the benefit commencement date precedes the normal retirement date, subject to the vesting schedule. A retirement subsequent to the normal retirement date would increase the normal benefit by 3/12 of 1% for each month the benefit commencement date follows the normal retirement date.

Associated is not required to make a profit-sharing contribution to the 401(k) Plan. However, the 2006 contribution was targeted at 6.5% of base salary if the plan goals were met. For the CEO and the CFO, the goal was a corporate EPS goal (ranging from a 2006 EPS goal of $2.49 to $2.68 with a target of $2.66), and for the other NEOs, 50% of the goal was the same corporate EPS goal, and the other 50% a business line or regional business goal based upon the business line or regional business contribution to Associated’s earnings margins. Based on 2006 performance, among the NEOs, only Mr. Weber earned a profit-sharing contribution. Vesting in the profit-sharing component of the 401(k) Plan is at 50% after 3 years, 75% after 4 years, and 100% after 5 years. The CEO is 75% vested in the profit-sharing component of the 401(k) Plan; the other NEOs are fully vested. All participants’ benefits fully vest upon a change of control of Associated.

Any eligible participant may make contributions to the 401(k) Plan subject to the limitations established by the IRS. Through 2006, Associated matched on a 50% basis the first 6% of participant contributions each year. Vesting in the participant’s contributions and the Associated match is immediate. Beginning in 2007, the profit sharing component of the 401(k) Plan will be eliminated, and the 401(k) matching contribution made by Associated will be increased to 100% of the first 3% and 50% of the next 3% of a participant’s contributions. These changes were approved by the Board and were made to bring the program in line with industry benchmarks.

The SERP is a nonqualified plan into which Associated makes a restorative contribution for all income that exceeds the IRS annual limitation. The contribution is equal to the excess of the amount which would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the Participant for such plan year under the RAP and 401(k) Plan. Accruals under the SERP occur at the same rate and time as accruals under the RAP and 401(k) Plan. A Participant is vested in his SERP account balance after 5 years of service. Distributions from the SERP are made at the same time and in the same amount as any distribution from the 401(k) Plan. Vesting in the SERP is 100% after five years. Mr. Beideman is not vested in his SERP account. All other NEOs are fully vested. All participants’ benefits fully vest upon a change of control of Associated.

Perquisites

Perquisites for the NEOs include participation in certain company-subsidized benefits that are also available to all eligible and/or participating employees. Perquisites available to only the NEOs and/or to a limited group of executives or management are described below.

Certain of Associated’s senior executives may elect to receive an annual executive physical examination at Associated’s expense. Certain costs of the program are taxable income to the executive. All of the NEOs were eligible for an executive physical in 2006.

For 2006 and prior, the automobile program consisted of reimbursement for business use of the executive’s personal automobile based on a cents-per-mile rate multiplied by the business miles driven and reported and an allowance for reimbursement of certain fixed expenses. Beginning in 2007, the automobile program provides a choice to executives (once per year) of either $800 per month, or the standard IRS mileage rate reimbursement. The $800 option is taxable income to the executive.

Associated reimburses participating executives for initiation fees and other annual fixed costs of club membership. The executive is responsible for paying any equity membership costs and will therefore retain the rights to that club equity. Compensation for all membership costs is taxable income to the executive.

The NEOs and other senior officers were each offered a one-time option to increase the monthly maximum Long Term Disability benefit from the standard $10,000 maximum monthly benefit to a $15,000 maximum monthly benefit. Associated pays 50% of the premium for Long Term Disability Benefits.

Associated conducts an annual recognition event for its top sales producers. This sales recognition trip is hosted by the CEO and several of the NEOs. Since the trip has been deemed to be a personally taxable event, Associated has added the value of the trip to personal income and assists the participants with the tax expense related thereto.

Post-Termination and In-Service Arrangements

Each of the NEOs is currently employed on an “at will” basis and none is party to an employment agreement.

In the event the employment of a participant in the Associated Banc-Corp Incentive Compensation Plan is terminated due to death, total disability or retirement, the plan award, if any, will be pro-rated. Otherwise, a participant must be an employee on the last day of the performance period to be eligible to receive an award.

Executives who are employed by Associated must be actively on the payroll at the time of the payment of the annual incentive bonus, which is usually paid in March following the performance calendar year. Those executives who leave Associated prior to the payment for reasons of death or disability will have their payment prorated for the months they were actively in their position during the year. Participants who retire on or after October 1st of the year in which performance is measured will have their payment prorated for the months they were active in the position. These prorated payments will be made during the normal bonus payment distribution cycle and will not be advanced.

Change of Control Plan

Associated’s Change of Control Plan (the “Plan”) is intended to provide severance benefits to the CEO and certain senior officers in the event of their termination of employment following a change of control of Associated (as defined below). As of December 31, 2006, the NEOs and 21 other senior officers are currently designated to participate under the Plan. The CEO is authorized to designate additional senior officers to participate in the Plan. See also “Potential Payments Upon Termination or Change of Control.”

The Plan, including the Plan schedule, may be amended by the Board of Directors, subject to certain limitations, at any time by Associated prior to a Change of Control. Associated believes the terms of its Change of Control Plan are consistent with current market practices.

Accounting and Tax Considerations

Associated desires to maximize return to its shareholders, as well as meet its goal of the compensation policy (outlined under “Objectives of the Compensation Program”). As part of balancing these objectives, management (particularly the Committee, the CEO, and the Director of Human Resources) gives consideration to the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. For example, nonqualified stock options are tax deductible to Associated while incentive stock options are not unless they are sold within one year of the date of exercise. Beginning in 2005, Associated has only issued nonqualified stock options. Also, “Share-Based Payment,” SFAS 123R, became effective for Associated on January 1, 2006, and required all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period. When considering this accounting pronouncement and with appropriate approval from Associated’s shareholders to amend applicable stock option plans, the Board of Directors eliminated the requirement that stock options may not be exercisable earlier than one year from the date of grant, allowing the stock options granted in January 2005 and December 2005 to be fully vested by year-end 2005, minimizing the initial expense recognition impact from SFAS 123R by Associated in 2006.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Compensation and Benefits Committee’s policy with respect to Section 162(m) of the Code is to qualify such compensation for deductibility where practicable. Options, performance shares, and the long-term cash incentive awards granted under the Associated Banc-Corp Incentive Compensation Plan have been structured to qualify as performance-based compensation and, accordingly, the compensation realized from these long-term incentive vehicles will be fully deductible by Associated. A portion of base salary and bonus paid to Mr. Beideman during the fiscal year ended December 31, 2006, exceeds the limits on deductibility.

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final income tax regulations have not become effective yet, Associated believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. See “Deferred Compensation Plan” for a more detailed discussion of Associated’s nonqualified deferred compensation arrangements.

Recovery of Compensation

Associated has no policies for recovery of compensation in the event of financial adjustments or restatements.

Security Ownership Requirements or Guidelines

Effective in January 2006, the Board adopted stock ownership guidelines for the NEOs and 16 other senior officers, as well as for its outside directors. The Board wanted to ensure that Associated’s senior executives, as well as the Board, own a portion of Associated stock which bears a relationship to their cash compensation to help assure that their business decisions are made in the best interests of long-term shareholder value. The guidelines provide that the CEO hold at least five times his annual base salary in Associated stock. Mr. McMullen, Mr. Weber and Mr. Selner must each hold at least four times their respective base salaries, and Mr. Baumgarten must hold at least three times his base salary in Associated stock. All individuals have a period of 5 years (until 2011) to become compliant with these guidelines. Stock ownership counted towards the ownership requirement includes stock invested through deferred compensation programs, 401(k) accounts, shares owned outright by the executive, Performance Shares and SBRS. It does not include stock options.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

THE COMPENSATION AND BENEFITS COMMITTEE

John C. Meng, Chairman
Ruth M. Crowley
John C. Seramur

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	$(6)	($)(7)	($)(8)

Paul S. Beideman	2006	$788,615	$545,200	$173,522	$101,396	0	$137,391	$63,072	$1,809,196
Chairman and CEO
Gordon J. Weber	2006	378,892	200,000	61,600	36,985	0	106,218	36,542	820,237
Executive Vice President, Director, Corporate Banking
Joseph B. Selner	2006	331,108	200,000	73,920	30,821	0	70,390	19,309	725,548
Executive Vice President, Chief Financial Officer
Mark J. McMullen	2006	340,169	170,000	61,600	30,821	0	74,892	18,997	696,479
Executive Vice President, Director, Wealth Management
David A. Baumgarten	2006	320,000	140,000	63,840	24,311	0	28,996	30,801	607,948
Executive Vice President, Regional Banking

(1)	Salary represents amounts paid during the fiscal year whether or not receipt of any such amounts was deferred by the executive.

(2)	“Bonus” represents amounts earned in 2006 and awarded as a discretionary bonus in 2007.

(3)	Stock Awards refers to the compensation expense recognized in Associated’s consolidated income statement for 2006 determined in accordance with SFAS 123R related to SBRS (applicable to all of the NEOs) and to performance shares (applicable only to the CEO). At year-end 2006, the EPS hurdle underlying a performance share award to the CEO of 17,000 shares was not met and the shares were forfeited. As a result, the amount shown in the above table for the CEO for 2006 includes a reversal of $174,110, the expense recognized prior to 2006 while the performance condition was considered probable. See also sections “Performance-Based Restricted Shares,” “Service-Based Restricted Shares” and “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	Option Awards refers to the compensation expense recognized in Associated’s consolidated income statement for 2006 determined in accordance with SFAS 123R related to stock options awarded in 2003 and 2004, as the vesting periods of these awards occurred in 2006, but not related to stock options awarded in 2005, as these options were fully vested by December 31, 2005. There were no stock options awarded to the NEOs during 2006. See also sections “Stock Options” and “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(5)	Non-Equity Incentive Compensation for 2006 refers to the 2004-2006 award cycle of the Associated Banc-Corp Incentive Compensation plan determined to be earned as of December 31, 2006. There will be no payment made in 2007 for the 2004-2006 award cycle as the EPS growth objectives were not achieved. See also sections “Associated Banc-Corp Incentive Compensation Plan” and “Incentive Compensation Changes Beginning in 2007.”

(6)	Reflects the total of the change in value of the RAP and the SERP, respectively as follows:

NAME	RAP	SERP	TOTAL

Paul S. Beideman	$12,630	$124,761	$137,391
Gordon J. Weber	26,249	79,969	106,218
Joseph B. Selner	28,834	41,556	70,390
Mark J. McMullen	28,799	46,093	74,892
David A. Baumgarten	13,582	15,414	28,996

No above market or preferential earnings are credited on deferred compensation. Mr. Beideman is 75% vested in his RAP account and 0% vested in his SERP account. All other NEOs are fully vested in both accounts.

(7)	Other Compensation includes for each of the NEOs: employer-paid premiums for life insurance and long term disability insurance coverages, the employer match on the NEO’s 2006 contributions to the 401(k) Plan, and club membership fees. For Mr. Beideman, it also includes the cost of an executive physical examination, the 10% employer match on his purchases through the employee stock purchase program, the allowance received for business use of an automobile, the value of a sales recognition trip, reimbursement for federal and state income tax related to the sales recognition trip ($1,700), and dividends received on restricted stock prior to the forfeiture of such stock ($19,380). For Mr. Weber, it also includes a profit-sharing contribution to his account in the 401(k) Plan, the value of a sales recognition trip, and reimbursement for federal and state income tax related to the sales recognition trip ($1,700). For Mr. Selner, it also includes the 10% employer match on his purchases through the employee stock purchase program and the allowance received for business use of an automobile. For Mr. McMullen, it also includes the allowance received for business use of an automobile, the value of a sales recognition trip, and reimbursement for federal and state income tax related to the sales recognition trip ($1,700). For Mr. Baumgarten, it also includes the 10% employer match on his purchases through the employee stock purchase program, the value of a sales recognition trip, and reimbursement for federal and state income tax related to the sales recognition trip ($1,700).

(8)	In 2006, “Salary” and “Bonus” accounted for approximately 73% of the total compensation of the NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2006

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards(1)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)(2)	($)	($)(3)	(#)(4)	(#)(5)	($/Sh)	($)(6)

Paul S. Beideman	01/25/2006	$149,738	$399,300	$873,469	12,100	0	$0	$406,560
Gordon J. Weber	01/25/2006	83,138	221,700	484,969	5,500	0	0	184,800
Joseph B. Selner	01/25/2006	72,653	193,740	423,806	6,600	0	0	221,760
Mark J. McMullen	01/25/2006	74,644	199,050	435,422	5,500	0	0	184,800
David A. Baumgarten	01/25/2006	72,000	192,000	420,000	5,700	0	0	191,520

(1)	Cash award established in 2006 for the 2006-2008 award cycle under the Associated Banc-Corp Incentive Compensation Plan.

(2)	Represents payment if minimum EPS performance level achieved by Associated as affected by the peer group modifier.

(3)	Represents the amount payable if Associated meets the maximum EPS goal level and achieves its maximum level of peer modifier.

(4)	Represents the January 25, 2006 grants of SBRS. See “Equity Awards.”

(5)	No annual option awards were made to the NEOs in 2006. The December 2005 grant was made in lieu of a 2006 grant.

(6)	Represents the January 25, 2006, grants of SBRS at a $33.60 per share fair market value on the date of grant. See “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
											Equity
									Equity		Incentive
			Equity						Incentive		Plan Awards:
			Incentive						Plan Awards:		Market or
	Number of	Number of	Plan Awards:					Market	Number of		Payout Value
	Securities	Securities	Number of			Number of		Value of	Unearned		Of Unearned
	Underlying	Underlying	Securities			Shares or		Shares or	Shares,		Shares,
	Unexercised	Unexercised	Underlying			Units of		Units of	Units or		Units or
	Options	Options	Unexercised	Option	Option	Stock Held		Stock Held	Other Rights		Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	That Have		That Have	That Have		That Have
	Exercisable	Unexercisable	Options	Price	Date	Not Vested		Not Vested	Not Vested		Not Vested
Name	(1)	(1)	(#)	($)	(1)	(#)		($)(2)	(#)		($)

Paul S. Beideman	75,000	0	0	$23.25	04/28/2013
	75,375	37,125	0	29.08	01/28/2014
	73,500	0	0	33.18	02/10/2015
	60,600	0	0	32.82	12/13/2015
						12,100	(3)	$422,048
						15,000	(4)	523,200
						8,500	(5)	296,480	17,000	(5)	$592,960	(2)
Gordon J. Weber	6,912	0	0	15.52	01/29/2007
	6,928	0	0	22.20	01/28/2008
	23,909	0	0	16.70	01/27/2009
	3,141	0	0	21.76	07/28/2009
	33,939	0	0	16.84	01/26/2010
	49,499	0	0	19.47	01/24/2011
	41,849	0	0	21.24	01/23/2012
	45,000	0	0	22.98	01/22/2013
	30,150	14,850	0	29.08	01/28/2014
	35,000	0	0	33.07	01/26/2015
	27,000	0	0	32.82	12/13/2015
						5,500	(3)	191,840	0		0
Joseph B. Selner	19,057	0	0	15.52	01/29/2007
	22,686	0	0	22.20	01/28/2008
	30,854	0	0	16.70	01/27/2009
	2,256	0	0	21.76	07/28/2009
	33,939	0	0	16.84	01/26/2010
	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	25,125	12,375	0	29.08	01/28/2014
	50,000	0	0	33.07	01/26/2015
	33,000	0	0	32.82	12/13/2015
						6,600	(3)	230,208	0		0
Mark J. McMullen	18,149	0	0	22.20	01/28/2008
	23,594	0	0	16.70	01/27/2009
	2,686	0	0	21.76	07/28/2009
	29,946	0	0	16.84	01/26/2010
	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	25,125	12,375	0	29.08	01/28/2014
	40,000	0	0	33.07	01/26/2015
	24,000	0	0	32.82	12/13/2015
						5,500	(3)	191,840	0		0
David A. Baumgarten	33,000	0	0	20.99	05/30/2011
	24,749	0	0	21.24	01/23/2012
	22,499	0	0	22.98	01/22/2013
	20,100	9,900	0	29.08	01/28/2014
	25,000	0	0	33.07	01/26/2015
	30,000	0	0	32.82	12/13/2015
						5,700	(3)	198,816	0		0

(1)	Options with an expiration date of 7/28/09 were granted on 7/28/99 and vested on 7/28/01; options expiring between 2010 and 2014 have a three-year vesting schedule (34% vested on the first anniversary following the date of the grant; the remaining options vested 33% each on the second and third anniversaries following the date of the grant); options expiring on 1/26/15 vested on 6/30/05; options expiring on 12/13/15 vested immediately upon the grant date of 12/13/05.

(2)	Market value based on closing price of Associated Banc-Corp common stock of $34.88 on December 29, 2006.

(3)	SBRS granted on January 25, 2006. Restrictions lapse on a three-year schedule, with 34% lapsing on the first anniversary of the date of the grant, and 33% on each of the second and third anniversary dates following the grant. Recipient must be employed on the date restrictions lapse or the shares are forfeited.

(4)	30,000 SBRS were granted on 4/28/03. 15,000 of those shares vested on 4/28/06. 7,500 shares will vest on 4/28/07 and 7,500 will vest on 4/28/08. Mr. Beideman must be employed on the date of vesting or the shares are forfeited.

(5)	51,000 performance shares were awarded on January 1, 2005. Under the terms of the award, 17,000 shares are either eligible to be earned or forfeited as of each of the performance measurement dates of 12/31/05, 12/31/06, and 12/31/07. As of each of the performance measurement dates, the Committee determines whether the established performance goals were met. As of 12/31/05, 8,500 of the shares were determined to be earned, and 8,500 were forfeited. As of 12/31/06, 17,000 of the shares were determined to be forfeited and 17,000 of the shares remain outstanding to be earned based on 2007 financial performance. Mr. Beideman must be employed on 12/31/07 in order to receive any shares for which performance goals were met, unless his employment is terminated by Associated without cause. In that circumstance, a pro rata portion of the unvested shares shall vest based upon the length of Mr. Beideman’s employment during the Performance Period, which ends on 12/31/07.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares		Value
	Shares Acquired	Realized	Acquired		Realized
	on Exercise	on	on		on
	or Vesting	Exercise	Vesting		Vesting
Name of Executive Officer	(#)	($)(1)	(#)		($)

Paul S. Beideman	0	$0	15,000	(2)	$507,300	(3)
Gordon J. Weber	21,320	322,003	0		0
Joseph B. Selner	17,015	323,455	0		0
Mark J. McMullen	19,057	335,110	0		0
David A. Baumgarten	0	0	0		0

(1)	Value based on difference between market price on the date of exercise and the option price set forth in the Option Agreement.

(2)	30,000 SBRS were granted on 4/28/03. Restrictions lapsed as to 15,000 of those shares on 4/28/06.

(3)	Value based on the closing price of Associated common stock on the date restrictions lapsed ($33.82 on 4/28/06).

PENSION BENEFITS IN 2006

		Number of
		Years	Present Value of		Payments
		Credited	Accumulated		During Last
		Service	Benefit		Fiscal Year
Name	Plan Name (1)	(#)	($)		($)

Paul S. Beideman	RAP	4	$33,923	(2)	0
	SERP	4	0	(3)	0

Gordon J. Weber	RAP	36	331,219		0
	SERP	36	390,354		0

Joseph B. Selner	RAP	34	385,512		0
	SERP	34	135,386		0

Mark J. McMullen	RAP	26	384,774		0
	SERP	26	199,203		0

David A. Baumgarten	RAP	6	65,221		0
	SERP	6	49,503		0

(1)	Information regarding the RAP and the SERP can be found under “Retirement Plans.”

(2)	Reflects 75% vesting in the CEO’s total balance of $45,231.

(3)	Reflects 0% vesting in the CEO’s total balance of $249,985.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in last FY	in last FY	in last FY	Distributions	at last FYE
Name	($)	($)	($)(1)	($)(2)	($)

Paul S. Beideman	$732,500	$0	$143,227	$0	$1,564,048
Gordon J. Weber	189,750	0	5,865	0	195,615
Joseph B. Selner	0	0	0	0	0
Mark J. McMullen	0	0	0	0	0
David A. Baumgarten	77,550	0	77,710	0	589,505

(1)	Aggregate earnings are based on the performance of investments within the Associated Banc-Corp Deferred Compensation Plan. The Deferred Compensation Plan is available to those executives who are highly compensated, according to IRS Section 414(q)(1)(B). Participants may defer up to 50% of their base salary and up to 100% of their cash incentive compensation. A minimum deferral of $10,000 per year is required in order for an individual to participate. Each participant may specify investment preferences for his or her account, subject to final approval by the Administrator and Trustee, electing from among 15 investment options. All NEOs are fully vested in this plan.

(2)	Distributions from this plan are made according to irrevocable elections participants make prior to the commencement of any deferral. Participants may choose a lump sum distribution, or annual installments over a 5 or 10-year period. The first distribution begins 6 months following termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Associated maintains a Change of Control Plan (the “Plan”) to provide severance benefits to the CEO and certain designated senior officers if their employment terminates as a result of a change of control of Associated. As of December 31, 2006, the NEOs and 21 senior officers are currently designated to participate under the Plan, and prior to a Change of Control, the CEO is authorized to designate additional participating senior officers. All of the NEOs participated in the Plan in 2006.

Under the Plan, if, during a three-year period following a change of control of Associated (or in anticipation of a Change of Control), the executive’s employment is involuntarily terminated or if the executive voluntarily terminates employment for various reasons specified in the Plan (see below), the executive would receive compensation in either a lump sum or in installment payments, at Associated’s option. The benefits payable include continuation of salary, annual incentive bonus compensation and health, welfare and life insurance benefits, as well as continued participation in retirement programs, for a period of from one to three years. Currently the CEO is entitled to a three-year continuation period and the other NEOs are entitled to a two-year continuation period. Associated believes these timeframes are in line with emerging practices at other peer competitors. Benefits also include reimbursement of legal fees and expenses related to the termination of employment or dispute of benefits payable under the Plan. Benefits are not paid in the event of retirement, death, or disability, or termination for cause, which generally includes willful failure to substantially perform duties or certain willful misconduct.

A “Change of Control” under the Plan means generally: (1) a change of ownership of 25% or more of the outstanding voting securities of Associated; (2) a merger or consolidation of Associated with or into a previously unaffiliated entity; (3) a sale by Associated of at least 85% of its assets to an unaffiliated entity; or (4) an acquisition by a previously unaffiliated entity of 25% or more of the outstanding voting securities of Associated (whether directly, indirectly, beneficially, or of record).

Benefits would be payable if the executive voluntarily terminates employment due to a change in the employee’s duties and responsibilities which are inconsistent with those prior to the Change of Control, a reduction in salary, change in title, or a discontinuation of any bonus plan or certain other compensation plans, a transfer to an employment location greater than 50 miles from the employee’s present office location, or certain other breaches. The Plan also provides for gross-up payments for any excise taxes incurred under Section 280G of the Internal Revenue Code as a result of any benefits paid to the participants in connection with a Change of Control.

The following is a summary of estimated maximum payments the NEOs would receive in the event of separation from employment triggering benefits under the Change of Control Plan.

			Medical/
			Dental/
			Life
			Insurance	Retirement Plan
			Benefits	Contributions,
		Total Salary	For the	Including the
	Duration of	Continuation	Duration of	RAP, 401(k)	Incentive	Outplacement
	Payments	Benefit (1)	Payments (2)	and SERP	Bonus	Benefit	Total (3)

Paul S. Beideman	3 Years	$2,400,000	$76,400	$312,000	$3,200,000	$20,000	$6,008,400
Gordon J. Weber	2 Years	761,200	59,400	79,900	570,900	20,000	$1,491,400
Joseph B. Selner	2 Years	665,200	46,000	69,800	498,900	20,000	$1,299,900
Mark J. McMullen	2 Years	683,400	46,000	71,800	512,600	20,000	$1,333,800
David A. Baumgarten	2 Years	640,000	59,400	67,200	480,000	20,000	$1,266,600

(1)	Based on base salary at 12/31/2006.

(2)	Based on program costs at 12/31/2006.

(3)	The Change of Control Plan also provides for (a) payment of legal fees and expenses, if any, incurred as a result of a termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by the Plan), and (b) in the event the participant is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, a payment in an amount that will place the participant in the same after-tax economic position that the Participant would have enjoyed if the Excise Tax had not applied to the payment(s) provided under the Change of Control Plan.

DIRECTOR COMPENSATION

2006 Director Compensation

The 2006 compensation for non-employee directors of Associated was established based on the recommendation of the Consultant and is comprised of:

•	$25,000 annual retainer

•	$100,000 additional retainer for non-executive Chairman of the Board

•	$7,500 additional retainer for Audit Committee Chair

•	$5,000 additional retainer for Compensation and Benefits Committee and Corporate Governance Committee Chair

•	$1,500 Board meeting fee

•	$1,500 Audit Committee meeting fee

•	$1,000 Compensation and Benefits Committee, Corporate Governance Committee and Corporate Development Committee meeting fee

•	Directors’ Deferred Compensation Plan contribution of $40,000

2007 Director Compensation

The 2007 compensation for non-employee directors of Associated approved by the Board on January 24, 2007, is comprised of:

•	$30,000 annual retainer

•	$75,000 additional retainer for the Lead Director

•	$8,500 additional retainer for Audit Committee Chair

•	$5,750 additional retainer for Compensation and Benefits and Corporate Governance Committee Chair

•	$1,750 Board meeting fee

•	$1,750 Audit Committee meeting fee

•	$1,250 Compensation and Benefits Committee, Corporate Governance Committee and Corporate Development Committee meeting fee

•	Directors’ Deferred Compensation Plan contribution of $40,000

Directors are subject to Associated’s security ownership requirements, which require each director to hold Associated stock in an amount equal to five times the annual Associated contribution to the Director Deferred Compensation Plan. All directors have until 2011 to become compliant with these guidelines.

Directors’ Deferred Compensation Plan

Through its acquisition of other banks and bank holding companies, Associated Banc-Corp became the sponsor of several plans to which the directors of the acquired organizations had deferred their director compensation. To simplify ongoing administration, Associated Banc-Corp established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999.

Each year, Associated Banc-Corp makes a monetary contribution into the Directors’ Deferred Compensation Plan for each non-employee director. That contribution must be invested in an account in which returns are based on the performance of Associated common stock.

Directors may also defer any or all of their board fees, including retainers, as well as committee and board meeting fees. Earnings are based on the performance of investments and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish.

Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2006

					Change in
					Pension
	Fees				Value and
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)	($)	($)	($)(2)	($)

Karen T. Beckwith	$89,000	$0	$0	$0	$0	$0	$89,000
Harry B. Conlon	61,500	0	0	0	0	4,100	65,600
Ruth M. Crowley	77,500	0	0	0	0	0	77,500
Robert C. Gallagher	177,500	0	0	0	0	5,226	182,726
Ronald R. Harder	96,500	0	0	0	0	0	96,500
William R. Hutchinson	94,000	0	0	0	0	0	94,000
Richard T. Lommen	79,500	0	0	0	0	0	79,500
John C. Meng	82,500	0	0	0	0	0	82,500
J. Douglas Quick	84,500	0	0	0	0	0	84,500
Jack C. Rusch	77,500	0	0	0	0	0	77,500
John C. Seramur(3)	81,500	0	0	0	0	0	81,500

(1)	Includes $40,000 contribution to the Director’s Deferred Compensation Plan.

(2)	This compensation reflects the value of a retirement gift presented to Mr. Conlon by the Board of Directors and reimbursement to Mr. Gallagher for a golf club membership, respectively.

(3)	Mr. Seramur serves as a director of Associated’s wholly owned subsidiary, Associated Trust Company, National Association. Mr. Seramur receives annual director fees of $2,000 for such service which is not included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, NASDAQ, and Associated (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated, and upon written representations of directors and executive officers that no other reports were required, with respect to the fiscal year ended December 31, 2006, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except that Ms. Rosengarten reported one sale of shares late, and Messrs. Lommen and Weber each reported one purchase late.

RELATED PERSON TRANSACTIONS

Officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2006. See also “Compensation and Benefits Committee Interlocks and Insider Participation,” above. Additional transactions of this type may be expected to take place in the ordinary course of business in the future. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons and, in the management’s opinion did not involve more than a normal risk of collectibility or present other unfavorable features. At December 31, 2006, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $57 million, which represented approximately 2.6% of consolidated stockholders’ equity.

Prior to the consummation of the merger of First Federal Capital Corp (“First Federal”) with Associated in October 2004, Mr. Lommen served as a non-employee director of First Federal. Mr. Lommen receives annual payments of $8,800 for 10 years under the First Federal Director Emeritus Program that began in the fourth quarter of 2004.

Prior to consummation of First Federal’s merger with Associated, Mr. Rusch entered into a consulting agreement and a noncompete agreement with Associated, which provided for payments after 2004. Under the terms of the consulting agreement, Mr. Rusch provided services to a subsidiary of Associated related to post-merger integration matters, leadership transition, shareholder and community relations, industry communication, and organizational matters, and Associated was obligated to pay Mr. Rusch a total of $400,000 in monthly payments of $16,668 through October of 2006, bringing the amount paid in 2006 to $166,680. Under the terms of the noncompete agreement, Mr. Rusch was restricted from competing with Associated in certain banking markets for a period of two years following the effective time of the merger for which Associated was obligated to pay Mr. Rusch a total of $1,500,000 in monthly payments of $62,500 through October 2006. A total of $625,000 was paid in 2006.

Associated is obligated to make available and pay the premiums during Mr. Rusch’s and his wife’s lifetimes for health and dental coverage for Mr. Rusch, his wife, and his dependents. Associated paid premiums in the aggregate amount of $12,642 in 2006.

Associated has agreed to indemnify Messrs. Lommen and Rusch to the fullest extent permitted by First Federal’s Articles of Incorporation, Bylaws, or Wisconsin law and to acquire directors’ and officers’ liability insurance for a period of six years following the effective time of the merger with respect to matters arising out of their positions in management of First Federal.

Associated’s Code of Ethics for Directors and Executive Officers and Associated’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests matters, including those that may arise from transactions and relationships between Associated and its executive officers or directors. Currently, under the provisions of the Charter of the Audit Committee, the Audit Committee is charged with reviewing reports and disclosures of related party transactions and approving related party transactions in accordance with the requirements of the NASDAQ corporate governance rules. In addition, under the NASDAQ corporate governance rules, Associated’s management conducts an appropriate review of related party transactions on an on-going basis. Moreover, banking transactions with related parties are reviewed by the management of Associated’s subsidiary bank under the requirements of Regulation O. The Corporate Governance Committee intends to review and recommend a specific related party transaction policy for adoption by the Board during 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NASDAQ corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “About Associated, “Investor Relations,” “Corporate Governance.” Associated’s Board has also determined that two of the members of the Audit Committee, Ms. Beckwith and Mr. Hutchinson, are “audit committee financial experts,” based upon education and work experience. Associated believes Ms. Beckwith qualifies as an “audit committee financial expert” based upon the fact that she was a Certified Public Accountant and upon her experience as an auditor for Deloitte, Haskins & Sells from 1982 to 1984, as the person responsible for external financial reporting for Deluxe from 1984 to 1995, and as Chief Financial Officer for Gelco from 1999 to 2000. Associated believes Mr. Hutchinson qualifies as an “audit committee financial expert” based upon his experience as Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and Vice President, Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 to 1999.

Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of management’s assessment of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2006, consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in Associated’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald R. Harder,	Karen T. Beckwith,	William R. Hutchinson,
Chairman	Member	Member

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2005 and 2006, and fees billed for other services rendered by KPMG LLP.

	2005	2006

Audit Fees(1)	$725,000	$748,400
Audit-Related Fees(2)	151,100	188,400

Audit and Audit-Related Fees	876,100	936,800
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$876,100	$936,800

(1)	Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common trust funds.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.

During 2006, each new engagement of Associated’s independent registered public accounting firm to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2006. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted FOR this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 2. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, gives the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 23, 2008, must be received by Associated at its executive offices not later than November 16, 2007. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below.

A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 23, 2008, must comply with the requirements set forth in Associated’s Bylaws. To bring business before an annual meeting, Associated’s Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 60 days or more than 75 days prior to the meeting. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 8, 2008, and no later than February 23, 2008. If notice is received before February 8, 2008, or after February 23, 2008, it will be considered untimely, and Associated will not be required to present such proposal at the April 23, 2008, Annual Meeting.

By Order of the Board of Directors,

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary
Green Bay, Wisconsin
March 13, 2007

200 NORTH ADAMS STREET
MS 7829
ATTN: DWAYNE DAUBNER
GREEN BAY, WI 54301

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by Associated Banc-Corp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Associated Banc-Corp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.
Your comments and questions are welcome
For your convenience, we are providing space on the reverse side of this proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated. You may e-mail comments or concerns to shareholders@associatedbank.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ABANC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP

Vote on Directors

1.	Election of Directors
	01	Paul S. Beideman
	02	Robert C. Gallagher
	03	Eileen A. Kamerick
	04	John C. Meng
	05	Carlos E. Santiago

For	Withhold	For All
All	All	Except

☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal		For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for Associated for the year ending December 31, 2007.	☐	☐	☐
Such other matters as may properly come before the meeting and all adjournments thereof.
Receipt of Notice of said meeting and of the Proxy Statement and Annual Report of Associated is hereby acknowledged. Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes, questions and/or comments, please check this box and write them on the back where indicated	☐

SPECIAL ACTION	Yes	No

Please indicate if you plan to attend the Economic/Investment Seminar	☐	☐

Please indicate if you plan to attend the Shareholders’ Meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

2007 Annual Meeting of Shareholders
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp to be held at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, at 11:00 a.m. on Wednesday, April 25, 2007.
Beginning at 10:00 a.m., we will again present an economic/investment update. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment as they affect us as investors. If you plan to attend the Annual Meeting and/or the economic/investment update, please mark the appropriate box(es) on the proxy card. A continental breakfast is planned for 9:00 a.m.

Whether or not you plan to attend the annual meeting of shareholders, it is important that all shares be represented. Please vote and sign the proxy card printed on the reverse. Tear at the perforation and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via the Internet.
We look forward to seeing you on April 25.
THANK YOU FOR VOTING. ALL VOTES ARE IMPORTANT!
Do Not Return This Proxy Card if you are voting via the Internet.

ASSOCIATED BANC-CORP
1200 Hansen Road, Green Bay, WI 54304
This Revocable Proxy Is Solicited On Behalf Of
The Board Of Directors Of Associated Banc-Corp
For The Annual Meeting Of Shareholders To Be Held On April 25, 2007
The undersigned hereby appoints Ruth M. Crowley, William R. Hutchinson, and Richard T. Lommen and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Associated Banc-Corp (“Associated”) held of record by the undersigned on February 16, 2007, at the Annual Meeting of Shareholders to be held on April 25, 2007, or any adjournment thereof on the matters and in the manner indicated on the reverse side of this proxy card and described in the Proxy Statement of Associated. This proxy revokes all prior proxies given by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If other matters come before the meeting, this proxy will be voted in accordance with the best judgment of the proxies appointed.
The Board of Directors recommends a vote FOR the election of Directors and FOR Proposal 2.

Address Changes/Questions/Comments

(If you noted any address changes/questions/comments above, please mark corresponding box on other side.)
ALL VOTES ARE IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET.